Exhibit 99.1

Contact:	Jeff Yesner
Chief Accounting Officer
(561) 322-1303

MEDICAL STAFFING NETWORK HOLDINGS

ADOPTS STOCKHOLDER RIGHTS PLAN

BOCA RATON, Fla. (September 8, 2009) – Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) announced today that its Board of Directors has adopted a stockholder rights plan designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company’s stockholders.

The plan, similar to plans adopted by many other companies, was not adopted in response to any current hostile takeover attempt.

“The rights plan is designed to ensure that our stockholders realize the long-term value of their investment in the Company and is similar to stockholder rights plans adopted by many members of the S&P 500,” stated Robert J. Adamson, the Company’s chairman and chief executive officer. “The plan will not prevent a takeover attempt, but will encourage anyone seeking to acquire the Company to negotiate the fair value directly with the Board of Directors.”

Under the terms of the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company’s common stock held by stockholders of record as of the close of business on September 17, 2009. The plan would be triggered if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences a tender or exchange offer, upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock.

Details of the shareholder rights plan are outlined in a letter that will be mailed to all stockholders of the Company as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K that will be filed by the Company.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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